Exhibit 99.1

For Immediate Release
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2014 First Quarter Results and Early Season Indicators
BROOMFIELD, Colo. - December 9, 2013 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2014 ended October 31, 2013 as well as certain early season indicators.

Highlights

•
Resort Reported EBITDA loss, which includes the Company’s Mountain and Lodging segments, was $66.5 million for the first fiscal quarter of 2014 versus a loss of $54.5 million in the same period in the prior year. This includes operating results of the Urban Ski Areas and Canyons, transactions in fiscal 2013, which generated $7.6 million of negative EBITDA, including $2.7 million of integration and litigation related costs (Canyons, together with the Urban Ski Areas, referred to collectively as the “Acquisitions”).

•	Net loss attributable to Vail Resorts, Inc. was $73.4 million for the first fiscal quarter of 2014 compared to a net loss of $60.6 million in the same period in the prior year.

•
Sales of season passes through December 7, 2013 for the upcoming 2013/2014 ski season were up approximately 13% in units and approximately 16% in sales dollars versus the comparable period in the prior year, including the Acquisitions in both periods.

•	Company reissued guidance for Fiscal 2014, which was unchanged from guidance issued in September 2013.

•	In the first quarter of fiscal 2014, we closed on two Ritz-Carlton Residence units, and one One Ski Hill Place unit. Net Real Estate Cash Flow was $7.5 million for the first fiscal quarter of 2014.

Commenting on the Company’s fiscal 2014 first quarter results, Rob Katz, Chief Executive Officer said, “Our first fiscal quarter is historically a loss quarter since our mountain resorts are not open for winter ski operations during the period. The quarter is driven primarily by our late summer mountain activities, dining, retail and lodging operations, and administrative expenses for our year-round employees. Our Resort EBITDA loss for the quarter was consistent with our expectations and was higher than the prior year largely due to expenses from the Acquisitions. Mountain net revenue in the quarter advanced 10.4% to $57.3 million, driven by growing summer visitation, resulting retail and rental activity and strong dining revenue as well as the impact of the Acquisitions. Our Lodging segment revenue increased $4.7 million, or 9.0%, for the three months ended October 31, 2013 as compared to the same period in the prior year. Lodging revenue growth was partially offset by the negative impact of the government shutdown on Grand Teton Lodge Company that forced the park to close early.”
Regarding Real Estate, Katz said, “In the first fiscal quarter, we closed on sales of two Ritz-Carlton Residences, Vail units and one unit at One Ski Hill Place. While Real Estate Reported EBITDA was a loss of $0.4 million for the first fiscal quarter, Net Real Estate Cash Flow totaled $7.5 million. Since quarter end, we have closed on one additional One Ski Hill Place unit.”
Katz continued, “Our balance sheet remains very strong. We ended the quarter with $114.2 million of cash on hand, and no borrowings under the revolver of our senior credit facility. Our Net Debt was 3.1 times trailing twelve months Total Reported EBITDA which includes $307.7 million of capitalized long-term obligations associated with the Canyons transaction. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock. The quarterly dividend will be $0.2075 per share of common stock and will be payable on January 10, 2014 to shareholders of record on December 26, 2013.”
Regarding the upcoming ski season, Katz said, “Our 2013/2014 ski season is just underway and we are excited about the quality and variety of enhancements we are offering guests this year. We look forward to welcoming new and returning skiers and riders to Canyons, marking our first season in Park City, Utah. Our Urban Ski Areas in Minneapolis and Detroit are open and benefiting from significant improvements in facilities, snowmaking and lifts that will differentiate Afton Alps and Mount Brighton in their local markets. We are thrilled that our guests will have the opportunity to experience the new terrain at Peak 6 at Breckenridge, offering 23% more terrain for the resort, serviced by two new lifts including a high speed six-person chair. In addition, Vail is following up on the successful launch of Gondola One with an upgrade to Chair 4 from a four-person to a six-person chairlift and Beaver Creek guests will enjoy the new Talons on-mountain restaurant. Our continued focus on disciplined reinvestment allows us to offer our customers the outstanding mountain resort experiences that they expect from Vail Resorts.”
Moving to the early ski season indicators, Katz said, “Our season pass results continue to be strong as we approach the end of our selling period, with season pass sales (including 4-Packs) up approximately 13% in units and 16% in sales dollars through December 7, 2013 compared with the similar period in the prior year and including the Acquisitions in both periods. This year’s season pass sales represent the largest percentage increase in the program since the introduction of the Epic Pass in 2008.  These season pass results continue to demonstrate a compelling value proposition to our loyal guests and the ongoing success of our effort to get our guests to commit to skiing and riding our resorts before the ski season begins. We continue to see strong growth in our large Colorado and Tahoe markets and also showed good growth for our first year with a presence in Utah. Once again, pass sales in Minneapolis and Detroit represented our best performing destination markets. Our international markets all reported strong growth, with the exception of the UK, which continues to be sluggish due to its economic issues. We believe adding Canyons and the Urban Ski Areas to our pass products had a very positive impact on our results. As a reminder, revenue from season pass sales is recognized over the course of the second and third fiscal quarters. As we look forward to the season, we are seeing lodging bookings trending ahead of this time last year, with good momentum across our properties on both occupancy and rate, particularly in Vail, Beaver Creek, Breckenridge and Canyons.  Based on historical averages, less than 50% of the bookings for the winter season have been made by this time.”
Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-Q for the first fiscal quarter of 2014 ended October 31, 2013 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Mountain segment net revenue increased $5.4 million, or 10.4%, to $57.3 million for the three months ended October 31, 2013 as compared to the same period in the prior year. Excluding the Acquisitions, Mountain segment net revenue increased $3.0 million, or 5.9%, to $55.0 million for the quarter.

•
Mountain Reported EBITDA declined $11.6 million, or 21.1%, to a loss of $66.8 million for the three months ended October 31, 2013 as compared to the same period in the prior year. Excluding the Acquisitions, Mountain Reported EBITDA declined $4.2 million, or 7.7%, for the quarter.

•	Mountain Reported EBITDA includes $2.7 million of stock-based compensation expense for both the three months ended October 31, 2013 and 2012, respectively.

Lodging Segment

•
Lodging segment net revenue increased $4.7 million, or 9.0%, to $57.2 million for the three months ended October 31, 2013 as compared to the same period in the prior year. Excluding the Acquisitions and payroll cost reimbursements, Lodging segment net revenue increased $1.8 million, or 3.5%, to $51.1 million for the quarter.

•
Lodging Reported EBITDA declined $0.4 million, or 56.0%, to $0.3 million for the three months ended October 31, 2013 as compared to the same period in the prior year. Excluding the Acquisitions, Lodging Reported EBITDA declined $0.2 million, or 29.8%, for the quarter.

•	Lodging Reported EBITDA includes $0.4 million of stock-based compensation expense for both the three months ended October 31, 2013 and 2012, respectively.

Resort - Combination of Mountain and Lodging Segments

•
Resort net revenue increased $10.1 million, or 9.7%, to $114.5 million for the three months ended October 31, 2013 as compared to the same period in the prior year. Excluding the Acquisitions, Resort net revenue increased $4.0 million, or 3.9%, to $108.5 million for the quarter.

•
Resort Reported EBITDA declined $12.0 million, or 22.1%, to a loss of $66.5 million for the three months ended October 31, 2013 as compared to the same period in the prior year. Excluding the Acquisitions, Resort Reported EBITDA declined $4.4 million, or 8.1%, for the quarter.

Real Estate Segment

•	Real Estate segment net revenue declined $3.1 million, or 25.9%, to $8.8 million for the three months ended October 31, 2013 as compared to the same period in the prior year.

•	Net Real Estate Cash Flow was $7.5 million for the three months ended October 31, 2013, up 36.5% from the same period in the prior year.

•	Real Estate Reported EBITDA improved $3.3 million, or 89.5%, to a loss of $0.4 million for the three months ended October 31, 2013 as compared to the same period in the prior year.

•	Real Estate Reported EBITDA includes $0.4 million of stock-based compensation expense for both the three months ended October 31, 2013 and 2012, respectively.

Total Performance

•	Total net revenue increased $7.0 million, or 6.1%, to $123.4 million for the three months ended October 31, 2013 as compared to the same period in the prior year.

•
Net loss attributable to Vail Resorts, Inc. was $73.4 million, or a loss of $2.04 per diluted share, for the first quarter of fiscal 2014 compared to net loss attributable to Vail Resorts, Inc. of $60.6 million, or a loss of $1.70 per diluted share, in the first quarter of the prior year.

Share Repurchase
The Company did not repurchase any shares of common stock in the first quarter of fiscal 2014. Since inception of the stock repurchase program in 2006, the Company has repurchased an aggregate of 4,949,111 shares at a cost of approximately $193.2 million. As of October 31, 2013, 1,050,889 shares remained available to repurchase under the existing repurchase authorization.

Outlook
Commenting on fiscal 2014 guidance, Katz continued, "Our guidance, issued in September, of Resort Reported EBITDA between $280 million and $295 million remains unchanged and would result in 16.3% to 22.5% growth from fiscal year 2013. It is important to note that included in our estimates for fiscal 2014 Resort Reported EBITDA is an estimated $7.2 million of integration and litigation related expenses, including an estimated $5.0 million in fees associated with the Park City Mountain Resort litigation.”
Regarding calendar year 2014 capital expenditures, Katz said, “We remain committed to reinvesting in our resorts and generating strong returns for our shareholders. While we will announce our final capital plan for 2014 in March 2014, we expect the plan will provide for capital expenditures of approximately $85 million, excluding any spending for new summer activities, the timing of which will be determined based on regulatory and other approvals, and any future acquisitions. While we will discuss full details of the plan in March, the highlights of the plan will include two new six-person chairlifts that will upgrade both the Centennial Chair at the base of Beaver Creek and the Colorado Chair at Breckenridge. These improvements will create additional skier capacity and improve the guest experience at two of our most profitable mountain resorts, dramatically reducing wait times at these critical high volume lifts.”

Earnings Conference Call
The Company will conduct a conference call today at 4:30 p.m. Eastern Time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (877) 941-1467 (U.S. and Canada) or (480) 629-9676 (international). A replay of the conference call will be available two hours following the conclusion of the call through December 23, 2013.  To access the replay, dial (800) 406-7325 (U.S. and Canada) or (303) 590-3030 (international), pass code 4650658.  The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Canyons in Park City, Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell new real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our future real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; demand for planned summer activities and our ability to successfully obtain necessary approvals and construct the planned improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits from the lease of Canyons Resort operations or future acquisitions; the outcome of pending litigation regarding the ski terrain of Park City Mountain Resort; adverse consequences on lease payment obligations for Canyons Resort due to increases in consumer price index, or CPI; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Net Debt, Net Real Estate Cash Flow, Lodging net revenue excluding payroll cost reimbursement, and Lodging operating expense excluding reimbursed payroll costs, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. For the Real Estate segment, we define Net Real Estate Cash Flow as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits and recovery of previously incurred project costs less investment in real estate. For the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.
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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2013	2012
Net revenue:
Mountain	$57,331	$51,912
Lodging	57,214	52,508
Real estate	8,846	11,930
Total net revenue	123,391	116,350
Segment operating expense:
Mountain	124,774	107,548
Lodging	56,905	51,806
Real estate	9,231	15,614
Total segment operating expense	190,910	174,968
Other operating expense:
Depreciation and amortization	(34,156)	(31,679)
Loss on disposal of fixed assets	(429)	(2)
Loss from operations	(102,104)	(90,299)
Mountain equity investment income, net	603	434
Investment income, net	95	54
Interest expense	(16,098)	(8,375)
Loss before benefit from income taxes	(117,504)	(98,186)
Benefit from income taxes	44,067	37,583
Net loss	$(73,437)	$(60,603)
Net loss attributable to noncontrolling interests	61	23
Net loss attributable to Vail Resorts, Inc.	$(73,376)	$(60,580)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(2.04)	$(1.70)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(2.04)	$(1.70)
Cash dividends declared per share	$0.2075	$0.1875
Weighted average shares outstanding:
Basic	36,026	35,700
Diluted	36,026	35,700
Other Data (unaudited):
Mountain Reported EBITDA	$(66,840)	$(55,202)
Lodging Reported EBITDA	$309	$702
Resort Reported EBITDA	$(66,531)	$(54,500)
Real Estate Reported EBITDA	$(385)	$(3,684)
Total Reported EBITDA	$(66,916)	$(58,184)
Mountain stock-based compensation	$2,647	$2,720
Lodging stock-based compensation	$419	$370
Resort stock-based compensation	$3,066	$3,090
Real Estate stock-based compensation	$426	$382
Total stock-based compensation	$3,492	$3,472

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2013	2012	(Decrease)
Net Mountain revenue:
Lift	$—	$—	—%
Ski school	—	—	—%
Dining	7,464	6,373	17.1%
Retail/rental	28,900	26,725	8.1%
Other	20,967	18,814	11.4%
Total Mountain net revenue	$57,331	$51,912	10.4%
Mountain operating expense:
Labor and labor-related benefits	$39,302	$34,294	14.6%
Retail cost of sales	16,863	16,191	4.2%
General and administrative	31,152	27,304	14.1%
Other	37,457	29,759	25.9%
Total Mountain operating expense	$124,774	$107,548	16.0%
Mountain equity investment income, net	603	434	38.9%
Mountain Reported EBITDA	$(66,840)	$(55,202)	(21.1)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2013	2012	(Decrease)
Lodging net revenue:
Owned hotel rooms	$14,113	$13,694	3.1%
Managed condominium rooms	7,772	5,814	33.7%
Dining	13,346	10,610	25.8%
Transportation	1,872	1,691	10.7%
Golf	7,527	7,536	(0.1)%
Other	10,162	9,983	1.8%
	54,792	49,328	11.1%
Payroll cost reimbursements	2,422	3,180	(23.8)%
Total Lodging net revenue	$57,214	$52,508	9.0%
Lodging operating expense:
Labor and labor-related benefits	$26,372	$23,450	12.5%
General and administrative	7,487	7,024	6.6%
Other	20,624	18,152	13.6%
	54,483	48,626	12.0%
Reimbursed payroll costs	2,422	3,180	(23.8)%
Total Lodging operating expense	$56,905	$51,806	9.8%
Lodging Reported EBITDA	$309	$702	(56.0)%

Owned hotel statistics:
ADR	$182.62	$180.70	1.1%
RevPar	$115.35	$113.32	1.8%
Managed condominium statistics:
ADR	$195.62	$194.26	0.7%
RevPar	$36.13	$30.75	17.5%
Owned hotel and managed condominium statistics (combined):
ADR	$186.93	$184.89	1.1%
RevPar	$65.53	$60.54	8.2%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2013	2012
Real estate held for sale and investment	$188,205	$227,662

Total Vail Resorts, Inc. stockholders’ equity	744,556	738,371

Long-term debt	797,062	489,525
Long-term debt due within one year	1,003	848
Total debt	798,065	490,373
Less: cash and cash equivalents	114,225	43,985
Net debt	$683,840	$446,388

Reconciliation of Non-GAAP Financial Measures
Reported EBITDA, Net Debt, and Net Real Estate Cash Flow are not measures of financial performance under GAAP, and they might not be comparable to similarly titled measures of other companies. Reported EBITDA, Net Debt, and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data.
Reported EBITDA and Net Real Estate Cash Flow have been presented herein as measures of the Company's performance. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for our Real Estate segment.
Presented below is a reconciliation of Total Reported EBITDA to net loss attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three months ended October 31, 2013 and 2012.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2013	2012
Mountain Reported EBITDA	$(66,840)	$(55,202)
Lodging Reported EBITDA	309	702
Resort Reported EBITDA*	(66,531)	(54,500)
Real Estate Reported EBITDA	(385)	(3,684)
Total Reported EBITDA	(66,916)	(58,184)
Depreciation and amortization	(34,156)	(31,679)
Loss on disposal of fixed assets	(429)	(2)
Investment income, net	95	54
Interest expense	(16,098)	(8,375)
Loss before benefit from income taxes	(117,504)	(98,186)
Benefit from income taxes	44,067	37,583
Net loss	$(73,437)	$(60,603)
Net loss attributable to noncontrolling interests	61	23
Net loss attributable to Vail Resorts, Inc.	$(73,376)	$(60,580)

*	Resort represents the sum of Mountain and Lodging
Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended October 31, 2013.

(In thousands) (Unaudited)
Twelve Months Ended October 31,
2013
Mountain Reported EBITDA	$217,061
Lodging Reported EBITDA	11,768
Resort Reported EBITDA*	228,829
Real Estate Reported EBITDA	(5,807)
Total Reported EBITDA	223,022
Depreciation and amortization	(135,165)
Loss on disposal of fixed assets	(1,649)
Investment income, net	392
Interest expense	(46,689)
Income before provision for income taxes	39,911
Provision for income taxes	(15,135)
Net income	$24,776
Net loss attributable to noncontrolling interests	171
Net income attributable to Vail Resorts, Inc.	$24,947

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2013.

	(In thousands) (Unaudited) As of October 31, 2013
Long-term debt	$797,062
Long-term debt due within one year	1,003
Total debt	798,065
Less: cash and cash equivalents	114,225
Net debt	$683,840
Net debt to Total Reported EBITDA	3.1	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2013.

(In thousands) (Unaudited) Three Months Ended October 31, 2013
Real Estate Reported EBITDA	$(385)
Non-cash Real Estate cost of sales	6,713
Non-cash Real Estate stock-based compensation	426
Change in Real Estate deposits and recovery of previously incurred project costs less investments in Real Estate	701
Net Real Estate Cash Flow	$7,455